Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2014 Third Quarter, Nine-Month Results

Mountain View, CA. – October 30, 2014 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter and nine months ended September 27, 2014.

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Revenues were $10.1 million in the third quarter of 2014, a record for the company’s third quarter and up 6% from $9.5 million in the 2013 third quarter. Revenues for the first nine months of 2014 were $31.0 million, up 12% from $27.7 million in the first nine months of last year.

•	Gross margin for the quarter was 50.9%, up from 49.6% in the third quarter of last year and up from 50.0% in the 2014 second quarter.
•	Operating income in the 2014 third quarter was $0.6 million compared with operating income of $0.7 million in last year’s third quarter.
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Net income was $0.5 million, or $0.05 per diluted share, for the third quarter of 2014, compared to net income in last year’s third quarter of $0.5 million, or $0.05 per diluted share. Net income for the first nine months of 2014 was $1.3 million, or $0.12 per diluted share, compared to net income for the first nine months of 2013 of $1.8 million (including a one-time insurance gain of $0.5 million), or $0.18 per diluted share.

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Guidance for fourth quarter of 2014: The company expects to achieve revenue of $10.9 million to $11.2 million, which compares to revenues of $10.6 million for the 2013 fourth quarter. Gross margin is anticipated to come in between 49% and 51%, and operating expenses are expected to be $4.7 million to $4.9 million.

President and CEO Will Moore said, “We posted a solid quarter and continue to track against our goals for the year – both on the top and bottom lines. Our double-digit top-line revenue growth has, to date, been driven by the growing adoption of MicroPulse® for treatment of retinal diseases. For the first nine months of 2014, revenues from our system sales are up 26% over last year.”

Mr. Moore continued, “Looking to 2015, glaucoma is expected to be a major focus for the company. We are preparing to add to our offerings with an innovative family of glaucoma products –based on our Cyclo G6 glaucoma laser system. Data being generated by leading physicians who have been working with IRIDEX on this new system indicate that MicroPulse treatment can be an important new alternative for the millions of non-compliant glaucoma patients for whom drug-based treatments are failing, prior to invasive surgical procedures. We anticipate successful adoption of the Cyclo G6 glaucoma laser system will lead to significant growth in our procedure based revenues.”

Recent Business Highlights

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At the Annual Meeting of the American Academy of Ophthalmology held earlier this month, the company hosted a MicroPulse worldwide 3-day forum which was well attended by physicians, and introduced a new family of patented

Adjustable & Intuitive Extended Reach laser probes.
•	The United States Patent and Trademark Office granted IRIDEX a patent for a new proprietary disposable delivery device which forms part of the Cyclo G6 laser system.
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More than 150 physicians attended a workshop on MicroPulse Laser Therapy at the joint congress of the European Society of Retina Specialists (EURETINA) and European Society of Cataract and Refractive Surgeons (ESCRS) meeting in London.  In addition, the EURETINA society independently hosted an official instructional course on MicroPulse technology as part of its society curriculum.

Share Repurchase Program

During the 2014 third quarter, the company continued to execute its share repurchase program.  Approximately 146,000 shares were repurchased at an average price of $7.98 during the 2014 third quarter.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, October 30, 2014, at 5:00 pm Eastern Time. Interested parties may access the live conference call by dialing (877) 407-0784 (US) or (201) 689-8560 (International) and requesting the IRIDEX Third Quarter 2014 Earnings Conference Call, or by visiting the company’s website at www.iridex.com.  A telephone replay will be available beginning on Thursday, October 30, 2014 through Thursday, November 6, 2014 by dialing (877) 870-5176 (US) or (858) 384-5517 (International) and entering Replay Pin # 13593389.  In addition, later today an archived version of the webcast will be available on the company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The company maintains a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through both direct and independent sales forces and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the company's website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to areas of future strategic focus, the size and growth of markets in which the company operates, US and international buying patterns, the success of the company’s marketing and sales efforts and operational execution, the adoption of and demand for MicroPulse laser therapy and the company’s other products as a treatment for diabetes-related retinal disease, glaucoma and other conditions, anticipated new product releases, the demand for the company’s current products and products under development, including the Cyclo G6 glaucoma laser system, and the impact of such products on the company’s financial results, and the company’s guidance concerning fiscal 2014 fourth quarter financial results, including anticipated ranges of revenue, operating expenses and gross margin rates and revenue growth rates, and the company’s share repurchase program. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Jim Mackaness	Matt Clawson
Chief Financial Officer	Pure Communications
& Chief Operating Officer	949-370-8500
650-940-4700	matt@purecommunicationsinc.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 27,	September 27,	September 28,
	2014	2013	2014	2013

Total revenues	$10,118	$9,526	$31,036	$27,675
Cost of revenues	4,969	4,802	15,532	14,238
Gross profit	5,149	4,724	15,504	13,437

Operating expenses:
Research and development	1,096	923	3,596	2,803
Sales and marketing	1,980	1,869	5,784	5,340
General and administrative	1,467	1,267	4,521	3,690
Proceeds from demutualization of insurance carrier	—	—	—	(473)
Total operating expenses	4,543	4,059	13,901	11,360

Income from operations	606	665	1,603	2,077
Other expense, net	112	85	300	200
Income from operations before provision for income taxes	494	580	1,303	1,877
Provision for income taxes	4	50	29	58
Net income	$490	$530	$1,274	$1,819

Net income per share:
Basic	$0.05	$0.05	$0.13	$0.20
Diluted	$0.05	$0.05	$0.12	$0.18

Weighted average shares used in computing net income per share
Basic	9,869	9,796	9,918	9,044
Diluted	10,255	10,177	10,397	9,995

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 27,	December 28,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$13,042	$13,444
Accounts receivable, net	7,578	7,345
Inventories	9,604	10,605
Prepaids and other current assets	548	576
Total current assets	30,772	31,970
Property and equipment, net	748	543
Intangible assets, net	288	328
Goodwill	533	533
Other long-term assets	238	303
Total assets	$32,579	$33,677

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,842	$2,278
Accrued compensation	1,502	1,891
Accrued expenses	1,456	1,592
Accrued warranty	538	468
Deferred revenue	1,175	1,133
Total current liabilities	6,513	7,362

Long-term liabilities:
Other long-term liabilities	445	461
Total liabilities	6,958	7,823

Stockholders' equity:
Common stock	107	104
Additional paid-in capital	39,161	40,671
Accumulated deficit	(13,647)	(14,921)
Total stockholders' equity	25,621	25,854
Total liabilities and stockholders' equity	$32,579	$33,677

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